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                                                                 EXHIBIT 99.1

[GRAPHIC OMITTED]



       CENDANT CORPORATION SIGNS NEW THREE-YEAR REVOLVING CREDIT AGREEMENT

           New $2.9 Billion Credit Facility Matures in December 2005;
  Replaces Credit Agreements of $2.4 Billion Due August 2003 and February 2004

          JP Morgan Chase and Bank of America Co-Lead Banks; Co-Agents
               Include Citibank, Barclays, and Bank of Nova Scotia

NEW YORK, NY, DECEMBER 11, 2002--Cendant Corporation (NYSE: CD) today announced that it has obtained a new $2.9 billion three-year revolving credit facility replacing $2.4 billion of credit facilities scheduled to expire in August 2003 and February 2004. The new credit facility represents a $500 million increase in Cendant's credit lines. JP Morgan Chase and Bank of America are the co-lead banks and Citibank, Barclays and Bank of Nova Scotia are the co-agents for the new credit facility.

"We are very pleased to complete this transaction in a challenging credit environment," said Cendant's Executive Vice President and Treasurer, Duncan H. Cocroft. "This is a clear vote of confidence in Cendant's predictable business model, organic growth, and strong free cash flow."


ABOUT CENDANT CORPORATION

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623). Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's Form 10-Q for the quarter ended September 30, 2002.


Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.



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Media Contacts:
Elliot Bloom
212-413-1832

Investor Contacts:
Sam Levenson
212-413-1834

Henry A.Diamond
212-413-1920